Exhibit 23(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of our reports dated March 18, 2013 with respect to the consolidated financial statements of Camco Financial Corporation, which reports are incorporated by reference herein. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ PLANTE & MORAN, PLLC

Auburn Hills, Michigan

April 22, 2013